Principal Real Asset Fund
Supplement dated September 4, 2026
to the Prospectus and Statement of Additional Information
dated August 1, 2026

This supplement updates information currently in the Prospectus and Statement of Additional Information. Please retain this supplement for future reference.
The changes described below are being made to the Prospectus.

FEE TABLE AND SUMMARY
Effective September 8, 2026, under Service Providers, add the following:
Sub-Administrator: State Street Bank and Trust Company
Effective September 8, 2026, under Service Providers, delete the Custodian of the Fund’s Assets and replace with the following:
Custodian of the Fund’s Assets: State Street Bank and Trust Company and The Bank of New York Mellon

MANAGEMENT OF THE FUND
Effective September 8, 2026, add the following section Sub-Administrator before the section Custodian:
Sub-Administrator
State Street Bank and Trust Company provides necessary administrative and treasury services, including financial reporting, for the maintenance and operations of the Fund.
Effective September 8, 2026, delete the section Custodian and replace with the following:
Custodian
The custodians for the Fund are State Street Bank and Trust Company. Prior to September 8, 2026, The Bank of New York Mellon served as sole custodian of the Fund’s assets. The Bank of New York Mellon continues to serve as a custodian to the Fund for sanctioned Russian securities held by the Fund.

PLAN OF DISTRIBUTION
Effective September 8, 2026, under Distributor, Transfer Agent, and Custodian, delete the second paragraph and replace with the following:
Principal Shareholder Services, Inc. serves as transfer agent and dividend paying agent for the Fund. Each of State Street Bank and Trust Company and The Bank of New York Mellon serve as a custodian for the Fund’s assets.
The changes described below are being made to the Statement of Additional Information.

INVESTMENT ADVISORY AND OTHER SERVICES
Effective September 8, 2026, under Investment Advisors, add the following sentence to the end of the first paragraph:
Certain accounting and administrative services customarily required by investment companies are provided to the Fund by State Street Bank and Trust Company (“State Street”) pursuant to a Sub-Administrative Services Agreement with State Street discussed in the section Sub-Administration Agreement below.

Effective September 8, 2026, add the following section after Investment Advisory Agreement:
Sub-Administration Agreement
PGI has entered into a Sub-Administrative Services Agreement with State Street, under which State Street provides necessary administrative and treasury services, including financial reporting, for the maintenance and operations of the Fund. In addition, State Street makes available the office space, equipment, personnel, and facilities required to provide such services. State Street also provides fund accounting services and is responsible for maintaining the books and records and calculating the daily net asset value of the Fund. PGI is ultimately responsible for such services pursuant to the Advisory Agreement.
Effective September 8, 2026, delete the section Custodian and replace with the following:
Custodian
The custodians for the Fund are State Street Bank and Trust Company and The Bank of New York Mellon. Prior to September 8, 2026, The Bank of New York Mellon served as sole custodian of the Fund’s assets. The Bank of New York Mellon continues to serve as a custodian to the Fund for sanctioned Russian securities held by the Fund. The custodians are responsible for safeguarding the Fund’s assets.
Effective September 8, 2026, add the following section after Custodian:
Sub-Administrator
State Street Bank and Trust Company provides necessary administrative and treasury services, including financial reporting, for the maintenance and operations of the Fund.

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